Exhibit 99.4

[Unofficial English Translation]

AMENDMENT NUMBER 1, DATE MARCH 6, 2014

TO AN AGREEMENT MADE AND ENTERED INTO AT RAMAT GAN ON THE 2ND DAY OF MARCH 2014

(hereinafter: Amendment No. 1)

Between:	EMBLAZE LTD.
Publ. Co. 52-004292-0
Azrieli Center, Triangular Tower, 40th floor
(hereinafter: “the Purchaser”)
of the one part;

And:	1.	ZWI W. & CO. LTD.
Co. No. 51-271597-0
of 7 Hashikma Street, Savyon
(hereinafter: “Zwi”)

And:	2.	YOSSI WILLI MANAGEMENT & INVESTMENTS LTD.
Co. No. 51-241603-3
of 76 Kaplan Street, Herzliya

Y.M. DEKEL – HOLDINGS & INVESTMENTS LTD.
Co. No. 51-275078-7
of 76 Kaplan Street, Herzliya

JOSEPH WILLIGER
I.D. 054248307
of 76 Kaplan Street, Herzliya
(the three jointly referred to below as: “Joseph”)

(Zwi and Joseph will henceforth be referred to jointly as: “the Sellers”)

of the other part;
(The Purchaser and the Sellers will henceforth be referred to collectively as: “the Parties”)

WHEREAS:
On March 2, 2014 the Beneficiaries entered into an agreement in the scope of which, subject to the fulfillment of conditions that were stipulated, Emblaze would buy between 44.99% of the voting rights in Willi-Food Investments Ltd. (hereinafter: “the Company”) and 58.62% of the voting rights in the Company and approximately 58.04% of the issued and paid-up share capital of the Company and about 55.16% of the rights in the capital of the Company on the assumption of a full dilution and about 55.69% of the voting rights in the Company on the assumption of a full dilution) (hereinafter: “the Agreement” and “the Shares Sold”, respectively) all on the terms and conditions and at the times as specified in the Agreement; and

WHEREAS:
On March 2, 2014, the parties signed a trust agreement which was attached as Appendix 2.16 to the Agreement and details were attached of the trust account, as same is defined in the Agreement, as Appendix 2.23 to the Agreement; and

WHEREAS:
The parties wish to make an alteration to the Trust Agreement and as a consequence thereof in the Agreement, and in the scope thereof to stipulate that in addition to the trust account the details of which were attached to the Agreement as Appendix 2.23, the Trustees will open an additional 4 trust accounts, each in the name of one of the Sellers; and

WHEREAS:	The parties wish to entrench in writing their agreements all in accordance with what is set forth below in this Agreement;

Now therefore it has been declared and agreed as follows:

1.	The preamble to this Amendment 1 forms an integral part hereof.

2.	The definitions in this Amendment 1 will have the meanings ascribed to them in the Agreement, unless otherwise expressly stated.

3.
Each of the parties declares that the competent bodies therein have approved an amendment to the Agreement as set forth in this Amendment No. 1 and that all the necessary resolutions have been passed in order to empower the signatories to this Amendment 1 to sign on its behalf.

4.	In Clause 2 of the Agreement the following alterations shall apply:

4.1	The definition of “the trust account” shall be replaced by the following definition:

Definitions

2.23	“The Trust Account”	5 trust accounts in the name of the Trustees, the details of which are attached as Appendix 2.23;

4.2	A sub-clause 2.37 shall be added which shall contain a definition of “trading day”:

2.37	“Trading day”	A day on which there is trading on a stock exchange in Israel;

5.	Appendix 2.16 to the Agreement (“the Trust Agreement”) shall be replaced by Appendix 2.16 which is attached to this Amendment 1 and which will be called: Amendment 1 to the Trust Agreement.

6.	Appendix 2.23 to the Agreement will be replaced by Appendix 2.23 which is attached to this Amendment 1 which will be called: Amendment 1 to Appendix 2.23.

7.	The remaining provisions of the Agreement which have not been altered by this Amendment 1 shall continue to remain in full force.

8.	It is clarified that this amendment does not in any manner effect the instructions that were given to the Trustees as set forth in Clause 6 of the Agreement and in Clause 4 of the Trust Agreement.

In witness whereof the parties have hereunto signed

/s/ Israel Yossef Schneorson /s/ Eyal Merdler	/s/ Zwi Williger	/s/ Joseph Williger
Emblaze Ltd.	Zwi W. & Co. Ltd.	Yossi Willi Management & Investments Ltd.

/s/ Joseph Williger	/s/ Joseph Williger
Y.M. Dekel – Holdings & Investments Ltd.	Joseph Williger

Amendment 1 to Appendix 2.23

The Trust Account

1.
A trust account in the name of Adv. Ariel Manor and Shimonov Trusts Ltd. (hereinafter collectively: “the Trustees”), which is maintained at Bank Leumi Le-Israel B.M., Haroe branch (Branch 854) (hereinafter: “the Bank” and the number of which is: Account 97000/44, securities account 97000/54, Iban number IL190108540000009700044 and the beneficiaries in which are all the parties to the Agreement and in which the Trust Amount, as defined in the Agreement, will be deposited.

2.
A trust account in the name of the Trustees which is maintained at the Bank and the number of which is: Account 23552/47 the beneficiary to which is Zvi W. & Co. Ltd. and in which the portion of Zvi W. & Co. Ltd. in the Shares Sold, as defined in the Agreement, shall be deposited.

3.
A trust account in the name of the Trustees, which is maintained at the Bank and the number of which is: Account 23548/38 the beneficiary to which is Yossi Willi Management and Investments Ltd. and in which the portion of Yossi Willi Management and Investments Ltd. in the Shares Sold shall be deposited.

4.
A trust account in the name of the Trustees, which is maintained at the Bank and the number of which is: Account 23549/36 the beneficiary to which is Y.M. Dekel - Holdings and Investments Ltd. and in which the portion of Y.M. Dekel - Holdings and Investments Ltd.. in the Shares Sold shall be deposited.

5.
A trust account in the name of the Trustees which is maintained at the Bank and the number of which is: Account 23555/41 the beneficiary in which is Yehuda Joseph Williger and in which the portion of Yehuda Joseph Williger in the Shares Sold will be deposited.